Exhibit 10.19

HERBALIFE LTD.
2014 STOCK INCENTIVE PLAN

STOCK UNIT AWARD AGREEMENT

FOR US PARTICIPANTS

(Performance-Vesting)

This Stock Unit Award Agreement (this “Agreement”) is dated as of __________ (the “Grant Date”), and is between Herbalife Nutrition Ltd. (formerly Herbalife Ltd., and referred to herein as the “Company”) and __________ (“Participant”).

WHEREAS, the Company, by action of the Board and approval of its shareholders established the Herbalife Ltd. 2014 Stock Incentive Plan, as amended to date (the “Plan”);

WHEREAS, Participant is employed by the Company or one or more of its Subsidiaries and the Company desires to encourage Participant to own Common Stock for the purposes stated in Section 1 of the Plan;

WHEREAS, Participant and the Company have entered into this Agreement to govern the terms of the Stock Unit Award (as defined below) granted to Participant by the Company; and

WHEREAS, certain capitalized terms used but not otherwise defined in this Agreement have the meanings set forth in the Plan.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1. Grant.

(a) The Company hereby grants to Participant a target Award of __________ performance-vesting Stock Units (the “Award”) in accordance with Section 10 of the Plan and subject to the conditions set forth in this Agreement and the Plan (as amended from time to time). Each Stock Unit represents the right to receive one share of Common Stock (as adjusted from time to time pursuant to Section 15 of the Plan) subject to the fulfillment of the vesting and other conditions set forth in this Agreement. By accepting the Award, Participant irrevocably agrees on behalf of Participant and Participant’s successors and permitted assigns to all of the terms and conditions of the Award as set forth in or pursuant to this Agreement and the Plan (as such Plan may be amended from time to time).

(b) Except as otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Plan.

2. Vesting.

(a) Participant’s Stock Units and rights in and to the Common Stock subject to the Stock Units shall not be vested as of the Grant Date and shall be forfeitable unless and until otherwise vested pursuant to the terms of this Agreement. The Participant shall be eligible to earn up to 200% of the Award on __________ (such date, the “Vesting Date”), subject to satisfaction of the following conditions:

(i) The Company’s achievement of the performance targets set by the Committee (please see Exhibit A attached hereto) (the “Performance Targets”). The percentage of the Award that will become vested (subject to the service condition set forth immediately below) shall be determined in accordance with Exhibit A attached hereto. The Committee will determine and certify the results of the level of achievement of the Performance Targets and the associated number of Stock Units that shall vest.

(ii) The Participant’s continued employment with the Company and/or its subsidiaries or affiliates through the Vesting Date.

Stock Units that have vested and are no longer subject to forfeiture are referred to herein as “Vested Units.” Stock Units that are not vested and remain subject to forfeiture are referred to herein as “Unvested Units.”

(b) Section 15 of the Plan shall govern the treatment of this Award upon a Change in Control.

3. Settlement of Performance Stock Units.

(a) Each Vested Unit will be settled by the delivery of one share of Common Stock (subject to adjustment under Section 15 of the Plan) to Participant or, in the event of Participant’s death, to Participant’s estate, heir or beneficiary, no later than thirty (30) days following the date that the Committee certifies the achievement of the Performance Targets and the resulting number of Vested Units (and in no event later than March 15 of the calendar year following the calendar year in which the Vesting Date occurs); provided that the Participant has satisfied all of the tax withholding obligations described in Paragraph 7, and that Participant has completed, signed and returned any documents and taken any additional action that the Company deems appropriate to enable it to accomplish the delivery of the Common Stock.

(b) The issuance of the Common Stock hereunder may be effected by the issuance of a stock certificate, recording shares on the stock records of the Company or by crediting shares in an account established on Participant’s behalf with a brokerage firm or other custodian, in each case as determined by the Company. Fractional shares will not be issued pursuant to the Award.

(c) Notwithstanding the above, (i) for administrative or other reasons, the Company may from time to time temporarily suspend the issuance of Common Stock in respect of Vested Units, (ii) the Company shall not be obligated to deliver any shares of Common Stock during any period when the Company determines that the delivery of shares hereunder would violate any federal, state or other applicable laws, (iii) the Company may issue Common Stock hereunder subject to any restrictive legends that, as determined by the Company’s counsel, are necessary to comply with securities or other regulatory requirements and (iv) the date on which shares are issued hereunder may include a delay in order to provide the Company such time as it determines appropriate to address tax withholding and other administrative matters.

4. Shareholder Rights. Prior to any issuance of Common Stock in settlement of the Award, no Common Stock will be reserved or earmarked for Participant or Participant’s account nor shall Participant have any of the rights of a stockholder with respect to such Common Stock. Except as set forth in Paragraph 5, the Participant will not be entitled to any privileges of ownership of the Common Stock (including, without limitation, any voting rights) underlying Vested Units and/or Unvested Units unless and until Common Stock are actually delivered to Participant hereunder.

5. Dividend Equivalent Rights. From and after the Grant Date and unless and until the Award is forfeited or otherwise transferred back to the Company, Participant will be credited with additional Stock Units having a value equal to dividends declared by the Company, if any, with record dates that occur prior to the settlement of the Award as if the Common Stock underlying the Award had been issued and outstanding, based on the Fair Market Value of a share of Common Stock on the applicable dividend payment date. Any such additional Stock Units shall be considered part of the Award and shall also be credited with additional Stock Units as dividends, if any, are declared, and shall be subject to the same restrictions and conditions as the Stock Units subject to the Award with respect to which they were credited (including, but not limited to, the forfeiture provisions set forth in Paragraph 6). Any fractional Stock Units credited with respect to any dividend declared by the Company will be paid to the Participant in cash without interest at such time as the Award is settled. Notwithstanding the foregoing, no such additional Stock Units will be credited with respect to any dividend declared by the Company in connection with which the Award is adjusted pursuant to Section 15 of the Plan.

6. Effect of Termination of Employment. Except as provided in the Plan, upon a termination of Participant’s employment with the Company for any reason on or prior to the Vesting Date, the Unvested Units shall be forfeited by Participant and cancelled and surrendered to the Company without payment of any consideration to Participant.

7. Withholding Taxes.

(a) Participant is liable and responsible for all taxes owed in connection with the Award, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Award. The Company does not make any representation or undertaking regarding the treatment of any tax withholding in connection with the grant, vesting or settlement of the Award or the subsequent sale of Common Stock issuable pursuant to the Award. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate Participant’s tax liability.

_(b) Prior to any event in connection with the Award (e.g., vesting or payment in respect of the Award) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any social tax obligation (the “Tax Withholding Obligation”), Participant is required to arrange for the satisfaction of the amount of such Tax Withholding Obligation in a manner acceptable to the Company. Notwithstanding the foregoing, these Tax Withholding Obligations will be satisfied by the Company withholding a number of Common Stock that would otherwise be issued under this Award that the Company determines has a Fair Market Value sufficient to meet the Tax Withholding Obligations, unless Participant otherwise satisfies such Tax Withholding Obligations in a manner satisfactory to the Company.

8. Securities Law Compliance. Participant understands that the Company is under no obligation to register for resale the Common Stock issued upon settlement of the Award. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by Participant or other subsequent transfers by Participant of any Common Stock issued as a result of or under this Award, including without limitation (i) restrictions under an insider trading policy, (ii) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the Award and/or the Common Stock underlying the Award and (iii) restrictions as to the use of a specified brokerage firm or other agent for such resales or other transfers. Any sale of the Common Stock must also comply with other applicable laws and regulations governing the sale of such shares.

9. Assignment or Transfer Prohibited. The Award (whether or not vested) may not be assigned or transferred otherwise than by will or by the laws of descent and distribution. Neither the Award nor any right hereunder shall be subject to attachment, execution or other similar process. In the event of any attempt by Participant to alienate, assign, pledge, hypothecate or otherwise dispose of the Award or any right hereunder, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Award by notice to Participant, and the Award shall thereupon become null and void.

10. Committee Authority. Any question concerning the interpretation of this Agreement or the Plan, any adjustments required to be made under this Agreement or the Plan, and any controversy that may arise under this Agreement or the Plan shall be determined by the Committee in its sole and absolute discretion. All decisions by the Committee shall be final and binding.

11. Application of the Plan. The terms of this Agreement are governed by the terms of the Plan, as it exists on the date of hereof and as the Plan is amended from time to time. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise herein. As used herein, the term “Section” generally refers to provisions within the Plan, and the term “Paragraph” refers to provisions of this Agreement.

_12. No Right to Continued Employment. Nothing in the Plan, in this Agreement or any other instrument executed pursuant thereto or hereto shall confer upon Participant any right to continued employment with the Company or any of its Subsidiaries or affiliates.

13. Further Assurances. Each party hereto shall cooperate with each other party, shall do and perform or cause to be done and performed all further acts and things, and shall execute and deliver all other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan.

14. Entire Agreement. This Agreement and the Plan together set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior oral and written and all contemporaneous or subsequent oral discussions, agreements and understandings of any kind or nature.

15. Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and Participant and Participant’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HERBALIFE NUTRITION LTD.

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